Exhibit 10.2

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement dated effective as of April 27, 2015 (this “Amendment”) is between Venoco, Inc., a Delaware corporation (the “Company”), and Timothy M Marquez (the “Employee”).

INTRODUCTION

A.                                    The Company and the Employee are parties to the Employment Agreement dated effective March 1, 2005, as amended by the Amendment to Employment Agreement dated effective as of July 10, 2006 (as so amended, the “Employment Agreement”).

B.                                    At its March 26, 2015 meeting, the Company’s compensation committee approved, subject to determining employment tax ramifications, if any, and drafting and finalization of documentation satisfactory to the Company, its counsel and Employee, additional compensation to be paid to the Employee in consideration for his efforts in connection with raising new financing for the Company and obtaining necessary approvals to develop its “Lease Line Adjustment” project, as described in the Company’s application to the California State Lands Commission on June 30, 2014 for the Adjustment to Existing Easterly Boundary of PRC 3242.1.

Therefore, the Company and the Employee hereby agree as follows:

1.                                      Amendment. Section 6 of the Employment Agreement is hereby amended to read as follows:

6.                                      Additional Compensation.  For services rendered to the Company in connection with its raising additional financing and obtaining necessary approvals to develop its “Lease Line Adjustment” project, as described in the Company’s application to the California State Lands Commission on June 30, 2014 for the Adjustment to Existing Easterly Boundary of PRC 3242.1, the Company agrees to pay the Employee:

(a)                                 $1,500,000 in recognition of Employee’s leadership in completing the recent restructuring transaction through which the Company raised at least $175,000,000 of gross proceeds of new debt capital and achieved debt cancellation of $44 million, and

(b)                                 $1,500,000 promptly after the date on which the Company (in the judgment of its compensation committee) has received final regulatory approval from the California State Lands Commission for the Lease Line Adjustment, which approval may include reasonable mitigation requirements, and pursuant to which the Company may pursue a drilling permit with respect to the Lease Line Adjustment.

2.                                      No Other Changes.  Except as modified or supplemented by this Amendment, the Employment Agreement remains unmodified and in full force and effect.

3.                                      Miscellaneous.  This Amendment may not be amended or waived unless the amendment or waiver is agreed to in writing between the Employee and a duly authorized officer of the Company.  This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

4.                                      Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

5.                                      Knowledge of Terms and Conditions.  The Employee has received a copy of this Amendment in advance of his execution hereof and has had the opportunity to consult with his own attorney with respect to the terms and conditions hereof and the transactions contemplated under this Amendment.  The Employee has executed this Amendment with full knowledge of the terms and conditions contained herein and acknowledges that he has had the opportunity to obtain information regarding the Company and concerning the terms and conditions of this Amendment.

Executed as of the date first above written.

VENOCO, INC.

By:	/s/ Mark A. DePuy
Name:	Mark A. DePuy
Title:	Chief Executive Officer

EMPLOYEE

/s/ Timothy M. Marquez
Timothy M. Marquez